EXHIBIT 23.2
CONSENT OF RALPH E DAVIS ASSOCIATES, INC.

As independent oil and gas consultants, Ralph E Davis Associates, Inc., hereby consents to the references to our firm in the form and context in which they appear in the Annual Report on Form 10-K/A of Hydrocarb Energy Corp. (the “Company”) for the year ended July 31, 2014 (the “Annual Report”).

We also hereby further consent to the inclusion and use in the Annual Report of our report dated August 21, 2014, entitled “Hydrocarb Energy Corporation Estimated Future Reserves and Income As of July 31, 2014” (the “Report”) and to the inclusion of our Report as Exhibit 99.1 to the Annual Report.

We also consent to the incorporation by reference in Registration Statement No. 333-197070 on Form S-8 of the Company, of all references to our firm and all information from the Reports.

/s/ RALPH E DAVIS ASSOCIATES, INC.

RALPH E DAVIS ASSOCIATES, INC.

June 9, 2015